Exhibit 23.4
K.E. ANDREWS & COMPANY
Ad Valorem Tax Service
Austin • Dallas • Denver
     The undersigned hereby consents to the references to our firm in the form and context in which they appear in or are incorporated by reference into this Registration Statement on Form S-3 of Eagle Rock Energy Partners, L.P. (“Registration Statement”) and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of the purchase price allocations and related information attributed to our firm in the Form 10-K for the year ended December 31, 2008 of Eagle Rock Energy Partners, L.P. and the Form 8-K of Eagle Rock Energy Partners, L.P. dated April 3, 2009, both incorporated by reference into this Registration Statement.
     We further consent to the reference to our firm under the heading “Experts.”

K.E. ANDREWS & COMPANY

By: /s/ Mark Andrews, ASA
Mark Andrews, ASA
President

Houston, Texas
December 7, 2009